Exhibit 7
JOINT FILING AGREEMENT
     The undersigned hereby agree that the Statement on Schedule 13D, dated June 14, 2010 (the “Schedule 13D”), with respect to the common stock, par value $.01 per share, of Intelligroup, Inc. is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Schedule 13D and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 14th day of June, 2010.

NTT DATA CORPORATION
By:	/s/ Kazuhiro Nishihata
	Name:	Kazuhiro Nishihata
	Title:	Senior Vice President

NTT DATA INTERNATIONAL L.L.C.
By:	/s/ Takashi Enomoto
	Name:	Takashi Enomoto
	Title:	President

MOBIUS SUBSIDIARY CORPORATION
By:	/s/ Koji Miyajima
	Name:	Koji Miyajima
	Title:	President & CEO

NIPPON TELEGRAPH AND TELEPHONE CORPORATION
By:	/s/ Hiroo Unoura
	Name:	Hiroo Unoura
Title: Senior Executive Vice President; Chief Financial Officer